Exhibit (j)(1)

[DECHERT LLP LETTERHEAD]

February 20, 2009

ING Variable Products Trust

7337 East Doubletree Ranch Rd.

Scottsdale, AZ  85258-2034

Re: ING Variable Products Trust

      (File Nos. 033-73140 and 811-08220)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 39 to the Registration Statement of ING Variable Products Trust.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP